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                                                              Page 1 of 10 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. __)*

                                  Tanox, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                  87588Q 10 9
                                 (CUSIP Number)

                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 87588Q 10 9                                  Page 2 of 10 Pages

- ------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Nancy T. Chang

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [X]
      (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,954,181

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,954,181

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,954,181(1)
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      15.84%(1)

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

- ------------------------------------------------------------------------------

(1) Includes (i) 291,200 shares that may be acquired by Ms. Chang within 60 days upon the exercise of outstanding employee stock options, (ii) 6,279,318 shares held by Robinhood Ventures, L.P., (iii) 34,816 shares held by AMC Ventures, L.P., and (iv) 248,847 shares held by Ms. Chang as trustee for her minor children. Ms. Chang is the President of Apex Enterprises, Inc., the sole general partner of each of Robinhood Ventures, L.P. and AMC Ventures, L.P., and is the beneficial owner of shares held by those partnerships.

  CUSIP NO. 87588Q 10 9                                 Page 3 of 10 Pages

- ------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Robinhood Ventures, L.P.

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [X]
      (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      The limited partnership was formed under the laws of the State of Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,279,318

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,279,318

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,279,318
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.4%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

- ------------------------------------------------------------------------------
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  CUSIP NO. 87588Q 10 9                             Page 4 of 10 Pages

- ------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      AMC Ventures, L.P.

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [X]
      (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      The limited partnership was formed under the laws of the State of Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            34,816

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             34,816

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      34,816
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .07%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

- ------------------------------------------------------------------------------

  CUSIP NO. 87588Q 10 9                                 Page 5 of 10 Pages

- ------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Apex Enterprises, Inc.

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (a) [X]
      (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      The corporation was formed under the laws of the State of Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,314,134

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,314,134

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,314,134(1)
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.48%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

- ------------------------------------------------------------------------------
(1) Apex Enterprises, Inc. is the sole general partner of each of Robinhood Ventures, L.P. and AMC Ventures, L.P. and is deemed to beneficially own the 6,279,318 shares and 34,816 shares, respectively, held by them.

CUSIP NO. 87588Q 10 9                                        Page 6 of 10 Pages


ITEM 1.

     Item 1(a)      Name of Issuer:                Tanox, Inc.
     Item 1(b)      Address of Issuer's            10301 Stella Link
                    Principal Executive Offices:   Houston, Texas 77025

ITEM 2.

     Item 2(a)      Name of Person Filing:         Nancy T. Chang
     Item 2(b)      Address of Principal           4888 Loop Central Drive, Suite 820
                    Business Office:               Houston, Texas 77081
     Item 2(c)      Citizenship:                   United States
     Item 2(d)      Title of Class:                Common Stock
     Item 2(e)      CUSIP Number:                  87588Q 10 9

     Item 2(a)      Name of Person Filing:         Robinhood Ventures, L.P.
     Item 2(b)      Address of Principal           c/o Nancy T. Chang
                    Business Office:               4888 Loop Central Drive, Suite 820
                                                   Houston, Texas 77081
     Item 2(c)      Citizenship:                   The limited partnership was formed
                                                   under the laws of the State of Delaware
     Item 2(d)      Title of Class:                Common Stock
     Item 2(e)      CUSIP Number:                  87588Q 10 9

     Item 2(a)      Name of Person Filing:         AMC Ventures, L.P.
     Item 2(b)      Address of Principal           c/o Nancy T. Chang
                    Business Office:               4888 Loop Central Drive, Suite 820
                                                   Houston, Texas 77081
     Item 2(c)      Citizenship:                   The limited partnership was formed
                                                   under the laws of the State of Delaware
     Item 2(d)      Title of Class:                Common Stock
     Item 2(e)      CUSIP Number:                  87588Q 10 9

     Item 2(a)      Name of Person Filing:         Apex Enterprises, Inc.
     Item 2(b)      Address of Principal           c/o Nancy T. Chang
                    Business Office:               4888 Loop Central Drive, Suite 820
                                                   Houston, Texas 77081
     Item 2(c)      Citizenship:                   The corporation was formed
                                                   under the laws of the State of Delaware
     Item 2(d)      Title of Class:                Common Stock
     Item 2(e)      CUSIP Number:                  87588Q 10 9

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CUSIP NO. 87588Q 10 9                                        Page 7 of 10 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ] Broker or dealer registered under section 15
                        of the Act (15 U.S.C. 78o).
               (b)  [ ] Bank as defined in section 3(a)(6) of the
                        Act (15 U.S.C. 78c).
               (c)  [ ] Insurance Company as defined in section
                        3(a)(19) of the Act (15 U.S.C. 78c).
               (d)  [ ] Investment Company registered under section
                        8 of the Investment Company Act of 1940 (15
                        U.S.C. 80a-8).
               (e)  [ ] An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);
               (f)  [ ] An employee benefit plan or endowment fund
                        in accordance with Rule 13d-1(b)(1)(ii)(F);
               (g)  [ ] A parent holding company or control person
                        in accordance with Rule 13d-1(b)(1)(ii)(G);
               (h)  [ ] A savings association as defined in Section
                        3(b) of the Federal Deposit Insurance Act
                        (12 U.S.C. 1813);
               (i)  [ ] A church plan that is excluded from the
                        definition of an investment company under
                        Section 3(c)(14) of the Investment Company
                        Act of 1940 (15 U.S.C. 80a-3);
               (j)  [ ] Group, in accordance with Rule 13d-1(b)
                        (1)(ii)(J).

ITEM 4.  OWNERSHIP

            Nancy T. Chang:

            (a) Amount Beneficially Owned: 6,954,181 (see footnote 1 on cover page)
            (b) Percent of Class: 15.84%
            (c) Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:  6,954,181
              (ii)  Shared power to vote or to direct the vote:   none
             (iii)  Sole power to dispose or to direct the
                    disposition of:                            6,954,181
              (iv)  Shared power to dispose or to direct the
                    disposition of                               none

CUSIP NO. 87588Q 10 9                                     Page 8 of 10 Pages

             Robinhood Ventures, L.P.:

             (a) Amount Beneficially Owned: 6,279,318
             (b) Percent of Class: 14.4%
             (c) Number of Shares as to which such person has:
                (i)  Sole power to vote or to direct the vote:     6,279,318
               (ii)  Shared power to vote or to direct the vote:   none
              (iii)  Sole power to dispose or to direct the
                     disposition of:                               6,279,318
               (iv)  Shared power to dispose or to direct the
                     disposition of                                none

             AMC Ventures, L.P.:
             (a) Amount Beneficially Owned: 34,816
             (b) Percent of Class: .07%
             (c) Number of Shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:     34,816
              (ii)   Shared power to vote or to direct the vote:   none
             (iii)   Sole power to dispose or to direct the
                     disposition of:                               34,816
              (iv)   Shared power to dispose or to direct the
                     disposition of                                none

            Apex Enterprises, Inc.:
            (a) Amount Beneficially Owned: 6,314,134
            (b) Percent of Class: 14.48%  (See footnote 1 of item 11 on cover page)
            (c) Number of Shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:     6,314,134
              (ii)   Shared power to vote or to direct the vote:   none
             (iii)   Sole power to dispose or to direct the
                     disposition of:                               6,314,134
              (iv)   Shared power to dispose or to direct the
                     disposition of                                none

ITEM 5.   Ownership of Five Percent or Less of a Class
          Not Applicable

CUSIP NO. 87588Q 10 9                                   Page 9 of 10 Pages

ITEM 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not Applicable

ITEM 8.  Identification and Classification of Members of the Group

         Not Applicable

ITEM 9.  Notice of Dissolution of Group

         Not Applicable

ITEM 10. Certification

         Not Applicable

CUSIP NO. 87588Q 10 9                                   Page 10 of 10 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2001

                              Nancy T. Chang
                              ------------------------------
                              Nancy T. Chang


                              ROBINHOOD VENTURES, L.P.

                              BY: APEX  ENTERPRISES, INC., ITS SOLE GENERAL
                              PARTNER


                              By:  Nancy T. Chang
                                   -------------------------
                                   Nancy T. Chang, President


                              AMC VENTURES, L.P.

                              BY: APEX  ENTERPRISES, INC., ITS SOLE GENERAL
                                  PARTNER


                              By:  Nancy T. Chang
                                   -------------------------
                                   Nancy T. Chang, President


                              APEX  ENTERPRISES, INC.


                              By:  Nancy T. Chang
                                   -------------------------
                                   Nancy T. Chang, President

                                 EXHIBIT INDEX

EXHIBIT    Joint filing agreement